UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant   ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FIRST NORTHERN COMMUNITY BANCORP
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 8, 2026

Dear Shareholder:

You are cordially invited to attend the 2026 Annual Meeting of Shareholders of First Northern Community Bancorp (the “Company”) on Tuesday, May 19, 2026, at 5:30 p.m., local time. The meeting will be held at First Northern Bank’s Operations Center located at 210 Stratford Avenue in Dixon, California.

At the meeting, shareholders will be asked to elect as directors the eleven individuals nominated by the Board of Directors, approve a non-binding advisory proposal on the compensation of the Company’s named executive officers, to ratify the appointment by the Audit Committee of the Board of Directors of Baker Tilly US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and to address such other matters as may properly come before the Annual Meeting or any adjournment thereof. The accompanying Proxy Statement provides detailed information about the nominees for director, the independent registered public accounting firm, and other matters regarding the Annual Meeting. Included with this Proxy Statement is the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

The Board of Directors recommends that you vote “FOR” the election of the eleven directors nominated, “FOR” approval of a non-binding advisory proposal on the compensation of the Company’s named executive officers, and “FOR” ratification of the appointment by the Audit Committee of the Board of Directors of Baker Tilly US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

It is very important that as many shares as possible be represented at the meeting. Whether or not you plan to attend the Annual Meeting, we respectfully ask that you sign and return the enclosed proxy in the postage–paid envelope as soon as possible. So that we may provide adequate seating and refreshments, please be sure to indicate whether or not you plan to attend the Annual Meeting in person by completing the bottom portion of the proxy form.

We look forward to seeing you at the meeting on May 19th.

Sincerely,

Jeremiah Z. Smith

President and Chief Executive Officer

Enclosures

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 19, 2026

To the Shareholders of First Northern Community Bancorp:

The 2026 Annual Meeting of Shareholders of First Northern Community Bancorp (the “Company”) will be held at First Northern Bank’s Operations Center located at 210 Stratford Avenue, Dixon, California 95620, on Tuesday, May 19, 2026, at 5:30 p.m., local time, to:

1.

Elect the following eleven (11) directors, each to serve until the next Annual Meeting of Shareholders, until their successors are elected and qualified, or until an individual director has reached the mandatory retirement age of 75 years (or, if approved by the Board of Directors, at the adjournment of the first meeting of the Board of Directors following his or her 75th birthday):

Richard Bedoya Patrick R. Brady John M. Carbahal Gregory DuPratt	Barbara A. Hayes Richard M. Martinez Sean P. Quinn Mark C. Schulze	Jean-Luc Servat Jeremiah Z. Smith Louise A. Walker

2.	Approve a non-binding advisory proposal on the compensation of the Company’s named executive officers.

3.

Ratify the appointment by the Audit Committee of the Board of Directors of Baker Tilly US LLP to act as the independent registered public accounting firm of First Northern Community Bancorp for the fiscal year ending December 31, 2026.

4.	Act upon such other matters as may properly come before such meeting or any adjournment or postponement thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

Shareholders of record at the close of business on March 31, 2026, are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

You are strongly encouraged to complete, sign, date and return as promptly as possible, the accompanying proxy card in the return envelope provided for your use. The giving of such proxy will not affect your right to revoke such proxy prior to or during the meeting.

BY ORDER OF THE
BOARD OF DIRECTORS

Sean P. Quinn Chairman of the Board	Jeremiah Z. Smith President and Chief Executive Officer

Dated: April 8, 2026

FIRST NORTHERN COMMUNITY BANCORP

195 North First Street, Dixon, California 95620

PROXY STATEMENT

2026 Annual Meeting Of Shareholders

This Proxy Statement is furnished to the shareholders of First Northern Community Bancorp (the “Company”) in connection with the solicitation of proxies to be used in voting at the 2026 Annual Meeting of Shareholders of the Company to be held on May 19, 2026, at First Northern Bank’s Operations Center located at 210 Stratford Avenue, Dixon, California, at 5:30 p.m., local time, and at any adjournment or postponement thereof. The solicitation of proxies in the form accompanying this Proxy Statement is made by the Board of Directors of the Company, and the costs of such solicitation, including the expense of preparing, assembling, printing, and mailing this Proxy Statement and the material used in this solicitation of proxies, will be borne by the Company. It is contemplated that proxies will be solicited through the mail, but officers and staff of the Company may solicit proxies personally. The Company may, at its discretion, engage the services of a proxy solicitation firm to assist in the solicitation of proxies. The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material and such expenses as may be paid to any proxy solicitation firm engaged by the Company.

It is expected that this Proxy Statement and accompanying Notice will be mailed to shareholders on or about April 8, 2026.

A proxy for the Annual Meeting is enclosed. Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is voted by delivering an instrument revoking it, or a duly executed proxy bearing a later date, to our Corporate Secretary at 195 North First Street, Dixon, California 95620. In addition, a proxy will be revoked if the person executing the proxy is present at the Annual Meeting and advises the Chairman of his or her election to vote in person.

The proxy also confers discretionary authority to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was mailed which may properly be presented for action at the Annual Meeting; action with respect to procedural matters pertaining to the conduct of the Annual Meeting; and election of any person to serve as a director in lieu of a bona fide nominee named herein, if such nominee is unable or unwilling to serve.

UNLESS REVOKED, ALL SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED IN TIME FOR THE MEETING WILL BE VOTED AS SPECIFIED IN SUCH PROXY OR, IF NOT SPECIFIED, THEN IN FAVOR OF THE ELECTION OF THE ELEVEN NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF THE NON-BINDING PROPOSAL ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF BAKER TILLY US LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026, AND IN THE DISCRETION OF THE PROXYHOLDERS WITH RESPECT TO ALL OTHER PROPOSALS PROPERLY BROUGHT BEFORE THE MEETING.

Voting Rights and Vote Required

Only shareholders of record at the close of business on the record date of March 31, 2026, will be entitled to vote in person or by proxy at the Annual Meeting. On the record date, there were 16,409,660 shares of our common stock outstanding.

Shareholders of common stock of the Company are entitled to one vote for each share held, except that in the election of directors, under California law and the Bylaws of the Company, each shareholder may be eligible to exercise cumulative voting rights for the election of directors and may be entitled to as many votes as shall equal the number of shares of common stock of the Company held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all of such votes for a single nominee or may distribute them among two or more nominees. No shareholder, however, shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of common stock held by such shareholder multiplied by the number of directors to be elected) unless the name(s) of the candidate(s) has (have) been placed in nomination prior to voting in accordance with Article III, Section 23 of the Company’s Bylaws (which requires that nominations made other than by the Board of Directors be made in writing at least 30 and not more than 60 days prior to any meeting of shareholders called for the election of directors) and a shareholder has given notice to the Company of an intention to cumulate votes prior to the voting in accordance with Article II, Section 13 of the Company’s Bylaws. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination, in which event votes represented by proxies delivered pursuant to this Proxy Statement may be cumulated, in the discretion of the proxyholders, in accordance with the recommendation of the Board of Directors. Discretionary authority to cumulate votes in such event is, therefore, solicited in this Proxy Statement.

The vote required to approve each proposal is as follows:

1.

In the election of directors, the eleven nominees receiving the highest number of votes will be elected. It is required that all shareholders who hold their shares in “street name” provide voting instructions for nominees as brokerage firms, banks and other such nominees no longer have discretionary authority to vote your shares for you; therefore, we respectfully request that you provide voting instructions to your broker, bank or other nominee if your shares are held in “street name”.

2.

Approval of a non-binding advisory proposal on the compensation of the Company’s named executive officers will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

3.

Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares. If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum. Brokers that have sent proxy soliciting materials to a beneficial owner but have not received voting instructions from the beneficial owner may nevertheless vote on routine matters, including the ratification of the appointment by the Audit Committee of the Board of Directors of Baker Tilly US LLP as independent registered public accounting firm. Your broker or other nominee has discretionary authority to vote your shares on the ratification of Baker Tilly US LLP as our independent auditor. If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting.

Voting of Proxies – Quorum

The shares of common stock of the Company represented by all properly executed proxies received in time for the Annual Meeting will be voted in accordance with the shareholders’ choices specified therein; where no choices have been specified, the shares will be voted “FOR” each of the eleven (11) nominees for director recommended by the Board of Directors, “FOR” approval of a non-binding advisory proposal on the compensation of the Company’s named executive officers, and “FOR” the ratification of the appointment by the Audit Committee of the Board of Directors of Baker Tilly US LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2026, and at the proxyholder’s discretion on such other matters, if any, which may properly come before the Annual Meeting (including any proposal to adjourn the Annual Meeting). A majority of the shares entitled to vote, represented either in person or by a properly executed proxy, will constitute a quorum at the Annual Meeting.

Abstentions and broker “non-votes” are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Abstentions and broker “non-votes” will have no effect on the outcome of the election of directors, and a broker “non-vote” does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority, including Proposal 2.

Revocability of Proxy

A shareholder using the enclosed proxy may revoke the authority conferred by the proxy at any time before it is exercised by delivering written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at our executive offices located at 195 North First Street, Dixon, California 95620, or by appearing and voting by ballot in person at the Annual Meeting after advising the Chairman of the shareholder’s intention to do so.

Proposal 1
Nomination and Election of Directors

At the Annual Meeting it will be proposed to elect eleven (11) directors of the Company, each to hold office until the next annual meeting, until their successors shall be elected and qualified, or until an individual director has reached the mandatory retirement age of 75 years (or, if approved by the Board of Directors, at the adjournment of the first meeting of the Board of Directors following his or her 75th birthday). It is the intention of the proxyholders named in the enclosed proxy to vote such proxies (except those containing contrary instructions) for the eleven (11) nominees named below. The eleven (11) nominees consist of all the incumbent directors of the Company.

The Board of Directors does not anticipate that any of the nominees will be unable or unwilling to serve as a director of the Company, but if that should occur before the Annual Meeting, the proxyholders, in their discretion, upon the recommendation of the Company’s Board of Directors, reserve the right to substitute a nominee and vote for another person of their choice in the place of and instead of any nominee unable or unwilling to serve. The proxyholders reserve the right to cumulate votes for the election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxyholders may determine in their discretion, based upon the recommendation of the Board of Directors.

Nominees

The following table sets forth each of the nominees for election as a director, their age, their position with the Company, and the period during which they have served as a director of the Company and First Northern Bank of Dixon (the “Bank”).

Name	Age	Position With The Company	Director of Bank Since	Director of The Company Since
Richard Bedoya	62	Director	2025	2025
Patrick R. Brady	73	Director	2013	2013
John M. Carbahal	71	Director	1996	2000
Gregory DuPratt	72	Director	1996	2000
Barbara A. Hayes	62	Director	2016	2016
Richard M. Martinez	70	Vice Chairman of the Board	2011	2011
Sean P. Quinn	69	Chairman of the Board	2016	2016
Mark C. Schulze	55	Director	2017	2017
Jean-Luc Servat	69	Director	2026	2026
Jeremiah Z. Smith	50	President, Chief Executive Officer, and Director	2023	2023
Louise A. Walker	65	Director	2011	2011

Richard A. Bedoya is a seasoned business leader and entrepreneur with over 30 years of experience in the automotive and agricultural industries. He currently serves as owner and partner at DuPratt Ford Auburn, where he brings decades of expertise in fixed operations, customer satisfaction, and business development to drive sustained growth and operational excellence. In addition to his leadership in the automotive sector, Mr. Bedoya is the Owner and CEO of Dixon Bee Company and actively farms almonds on his family farm. These ventures reflect his long-standing commitment to sustainable agriculture, stewardship, and innovation. Throughout his career, Mr. Bedoya has built a strong reputation for driving sales and service growth, fostering long-term client relationships, and enhancing employee retention. His strategic vision and operational excellence have consistently delivered measurable results across diverse business ventures. Equally important to his professional achievements is Mr. Bedoya’s dedication to community service, which spans more than two decades. He is a life member and past president of the Dixon Lions Club and has served on the Automotive Technology Board at Cosumnes River College, supporting workforce development and technical education. His commitment to youth and community engagement includes board and leadership roles with Davis Little League, Dixon Dolphins Swim, Dixon Rugby, and the Dixon High School Quarterback Club. Mr. Bedoya remains focused on developing high-performing teams, delivering exceptional customer experience, and making a lasting impact in both business and community service. Mr. Bedoya’s management and customer service experience, in addition to his service on boards, has provided him with extensive operational and oversight experience with regard to corporate governance and management. Mr. Bedoya is a member of the Bank’s Asset/Liability, Audit, and Loan Committees.

Patrick R. Brady retired as Chief Executive Officer of Sutter Roseville Medical Center in 2018. He had been involved with Sutter since 1981. Prior to assuming his role at Sutter Roseville, Mr. Brady served as the Chief Executive Officer of Sutter Solano Medical Center (SSMC) for approximately six and a half years. Prior to SSMC, he served in a variety of executive level positions with Sutter Health in the greater Sacramento Area and in hospital management in Los Angeles, California, and Tucson, Arizona. Mr. Brady has a Bachelor of Science degree in Public Administration from the University of Arizona and a Master’s degree in Hospital Administration from the University of Minnesota. His professional activities include leadership roles in healthcare associations and advocacy groups. He has participated actively in local and regional affairs through a variety of community boards. Mr. Brady’s service on boards both in the private and public sectors, and experience as a Chief Executive Officer, has provided him with extensive knowledge and experience in financial management, corporate governance, and risk management. Mr. Brady is a member of the Bank’s Asset/Liability, Audit, and Compensation Committees.

John M. Carbahal is a Certified Public Accountant and since 1984 has been a principal and shareholder of Carbahal & Company, Inc., an Accountancy Corporation. Mr. Carbahal received his undergraduate degree in Business Administration – Accounting from California State University, Chico, and his Master of Business Administration from Golden Gate University. He is currently a member of the American Institute of Certified Public Accountants, as well as the California Society of Certified Public Accountants. He is very involved in the community as a member of the Winters Rotary Club. He is a past board member of the Yolo County Land Trust, and past president of the Winters Rotary Club and the Yolo County Chamber of Commerce. Mr. Carbahal’s service on boards both in the private and public sectors, and his experience as a Certified Public Accountant and owning his own company, has provided him with extensive knowledge and experience in financial management, corporate governance, risk management, and auditing. Mr. Carbahal is Chairman of the Bank’s Audit Committee, and a member of the Bank’s Asset Quality, Loan, and Nominating and Corporate Governance Committees.

Gregory DuPratt served as Vice President/Sales Manager of Ron DuPratt Ford until 2014. The Dixon automobile dealership and family business was established in 1956. Prior to becoming Vice President, Mr. DuPratt worked in all phases of the dealership from the repair shop to accounting, sales, and sales management. Mr. DuPratt graduated with honors from the University of Southern California with a Master of Business Administration. He was involved in the community as a member of the Dixon Rotary Club (past President), Chamber of Commerce Board Member, Silveyville Cemetery District Board Member, and numerous Ad Hoc Committees. Mr. DuPratt’s management and marketing experience, in addition to his service on boards, has provided him with extensive operational and oversight experience with regard to corporate governance, marketing, and management. Mr. DuPratt is a member of the Bank’s Asset/Liability, Compensation, Loan, and Nominating and Corporate Governance Committees.

Barbara A. Hayes most recently served as the Chief Economic Development Officer at Rural County Representatives of California (RCRC). RCRC represents 40 member counties, championing policies and promoting economic development that strengthens rural economies across California. She is past President & CEO of the Sacramento Area Commerce and Trade Organization (SACTO), an economic development organization and business recruiter serving the six-county Sacramento Region.  Ms. Hayes served 14 years as President and CEO, and six years as Deputy Director, of SACTO.  Prior to joining SACTO, Ms. Hayes held positions with the California Trade and Commerce Agency.  She has extensive knowledge and experience with strategic visioning and planning, economic development, public policy and legislative relations, marketing, and corporate communications.  Ms. Hayes holds a Bachelor of Arts in International Relations and Economics from the University of California, Davis.  She also completed coursework in accounting and business law at Sacramento State University and holds a Public Service Ethics Certificate.  Ms. Hayes serves as a corporate director with California Statewide Certified Development Corporation.  Ms. Hayes is the Chairwoman of the Bank’s Loan Committee and a member of the Bank’s Asset/Liability, Compensation, Compliance, and Nominating & Corporate Governance Committees.

Richard M. Martinez is the owner of Rick Martinez Farms. He has been responsible for the financial management of the farming operations for over 30 years. From 1981 to 1985, Mr. Martinez was employed by the Yolo County Flood Control and Water Conservation District in Yolo County and served as Division Manager for the Irrigation and Flood Control operations. Mr. Martinez received a Bachelor of Science degree in Agriculture from California State University, Chico. He served for 20 years as a director for the Dixon Resource Conservation District and also served as the Chairman for the Dixon Joint Powers Authority for regional drainage. Mr. Martinez remains active in many agricultural and natural resources-related associations and advisory committees. His experience in the management of both private and public sectors in the region has provided him with extensive knowledge of the local agriculture community. Mr. Martinez is Vice Chairman of the Board and is a member of the Bank’s Compensation, Loan, Information Services Steering and Nominating and Corporate Governance Committees.

Sean P. Quinn is the former City Manager for the City of Fairfield, where he served from 2007 to 2014 (and as Interim City Manager in 2019). Prior to that, Mr. Quinn was the Director of Community Development for the City of Fairfield, where he oversaw planning, economic development, redevelopment, real estate, housing, business financing, and development planning/review. Mr. Quinn has owned his own small business and worked for a firm that provided small business lending and industrial, commercial, and residential development. Mr. Quinn has also worked in economic forecasting. In 2021, Mr. Quinn served as the Interim President/CEO of Solano Economic Development Corporation. Mr. Quinn received a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara, and did his graduate work in business at Chico State. Mr. Quinn is a founding member and past president of the California Association for Local Economic Development, past chair of the State of California Economic Development Loan Advisory Committee and past president of the Solano Land Trust. Mr. Quinn is the past chair and current board member at Paradise Valley Estates and is a past president and current board member of the Fairfield Community Services Foundation and serves on the North Bay Health Advantage Board. Mr. Quinn’s experience as City Manager and service on boards of both private and public sector companies has provided him with broad financial knowledge, and experience in housing and real estate development, economic development, and risk management. Mr. Quinn is Chairman of the Board and of the Bank’s Compensation and Nominating and Corporate Governance Committees and a member of the Bank's Audit, Loan, and Profit Sharing Committees.

Mark C. Schulze is the Chief Revenue Officer for Confidence Systems, Inc.  Confidence Systems works with financial institutions to preserve intellectual capital for employee enablement.  Confidence specializes in sales enablement, regulatory compliance implementations and business continuity, among a number of other things.  Mr. Schulze previously was a co-Founder of Clover Network, Inc. Clover is a leading payment processor worldwide.  Starting from nothing, Clover today processes roughly $350 billion per year in credit card receipts. Clover was acquired by First Data, which was later acquired by Fiserv.  Mr. Schulze, a graduate of Bowdoin College, is an active technology investor and has also been a long-time investor in the Company. Mr. Schulze is a member of the Bank’s Compliance, Audit and Information Services Steering Committees.

Jean-Luc Servat was appointed to the Company’s Board of Directors, effective February 1, 2026. Mr. Servat founded Panoramic Capital Advisors, Inc. in 2013 to provide independent strategic advice to regional and community banks and has assisted in the execution of 26 merger transactions totaling over $2.5 Billion in aggregate value. Mr. Servat was most recently in charge of the Western US practice of Stifel Financial from 2011 to 2013. From 2003 through 2011, he was Managing Director and Head of the US Financial Institutions Group of RBC Capital Markets as well as a member of the firm’s US Operating Committee. Prior to joining RBC Capital Markets, Mr. Servat spent more than half his career as a Managing Director in the Investment Banking Division of Merrill Lynch & Co. Mr. Servat is a recognized leader, trusted adviser, and pioneer in the financial services industry. He has launched and managed multiple investment banking and advisory businesses in North America and Asia. His knowledge of the banking and financial services industry and his global network among senior executives of financial service companies has been built over several decades in investment banking. In addition to building and leading Panoramic Capital Advisors and multiple teams at Merrill Lynch and Royal Bank of Canada, Mr. Servat has advised scores of public and private companies, notably on mergers and acquisitions, an area in which he is an industry expert. Mr. Servat graduated from L’Ecole des Hautes Etudes Commerciales (France) HEC (Paris) and received a Master of Business Administration from Harvard Graduate School of Business Administration. Mr. Servat brings substantial experience in advising public and private boards on governance and control issues. Mr. Servat is a member of the Bank’s Asset/Liability, Audit, and Compliance Committees.

Jeremiah Z. Smith has served as President and Chief Executive Officer of the Company and its wholly-owned subsidiary, First Northern Bank, since January 1, 2023. He served as Senior Executive Vice President and Chief Operating Officer of the Company and First Northern Bank from 2014 to 2022 and Executive Vice President and Chief Financial Officer from 2010 to 2014. Mr. Smith joined the Bank in 2003, was named Assistant Controller in 2005 and was promoted to Senior Vice President and Corporate Controller soon after. Mr. Smith received a Bachelor of Science in Business Administration with a concentration in Finance from California State University, Sacramento. In 2008, Mr. Smith graduated from the Pacific Coast Banking School at the University of Washington in Seattle. Mr. Smith is a member of the American Bankers Association (ABA) BankPac and Payment Systems Administrative Committees, a member of the California Bankers Association (CBA) Board, Vice-Chair at Large, member and past chairman of CBA’s State Government Relations Committee and a member of CBA’s Agricultural, Membership, and Federal Government Relations Committees. Mr. Smith is a board member for the Greater Sacramento Economic Council, Solano Economic Development Corporation, the West Sacramento Chamber of Commerce, and the Yolo County Children’s Alliance. He also is a member of the Sacramento Metro Chamber PAC and is chairman of the Placer Business Alliance’s advisory committee for Banking and Finance. Mr. Smith serves as chairman of the Community Reinvestment Coalition. He is also a member of the Rotary Club of West Sacramento. He served as Honorary Commander of Travis Air Force Base from 2014 to 2016. Mr. Smith’s extensive service as a board member of both private and public organizations has provided him with extensive knowledge and experience in the banking industry, financial management, risk management, and corporate governance. Mr. Smith is a member of the Bank’s Asset/Liability, Asset Quality, Compliance, Information Services Steering, Loan, and Profit Sharing Committees.

Louise A. Walker served as President and Chief Executive Officer of the Company and First Northern Bank from 2011 through 2022. Ms. Walker joined First Northern Bank in 1979 and became a member of Senior Management in 1989. During her career, she held a variety of positions, including Head of Operations and Data Processing and the oversight of Human Resources, Risk Management, Compliance, Accounting, and Finance. Prior to assuming the position of President and Chief Executive Officer, Ms. Walker held the position of Senior Executive Vice President/Chief Financial Officer for 14 years. She has a Bachelor of Arts degree in Management from Saint Mary’s College of California. Ms. Walker is a board member of Pacific Coast Bankers Bank, treasurer and member of the Executive Committee of the Board of Directors of Valley Vision, immediate past-president of Lambda Alpha International, Sacramento Chapter and a board member of the Sutter Club. She is also a member of the Finance Committee of Yolo Food Bank and a member of the ERISA Trust Committee of California Bankers Association (“CBA”). She is past treasurer of the American Bankers Association Board of Directors and is past Chairwoman and a member of the Board of Directors and Finance Committee of the CBA, past board member of the Yolo Food Bank, a past board member of Roseville Community Development Corporation, a member of Dixon Rotary, and past president of Soroptimist International of Dixon. Ms. Walker’s extensive service as a board member of both private and public organizations has provided her with extensive knowledge and experience in the banking industry, financial management, risk management, corporate governance, and marketing. Ms. Walker is a member of the Bank’s Asset/Liability, Asset Quality, Compliance, Information Services Steering, Loan, and Profit Sharing Committees.

None of the Directors of the Company was selected pursuant to arrangements or understandings other than with the Directors and shareholders of the Company acting within their capacity as such. There are no family relationships between any of the directors or executive officers, and none of the directors serve as a director of any other company which has a class of securities registered under, or subject to periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940, as amended.

Your Board of Directors Recommends a vote “FOR”

the election of the eleven directors nominated.

Board Oversight of Risk Management

The Board of Directors of the Bank is engaged in Bank-wide risk management oversight, which constitutes substantially all of the assets of the Company. The Board of Directors of the Bank relies upon the Chief Executive Officer to supervise day-to-day risk management and bring to its attention the most material risks to the Bank. The Chief Executive Officer provides reports directly to the Board of Directors of the Bank and certain of its committees, as appropriate. Directors may also from time to time rely on the advice of outside advisors and auditors provided they have a reasonable basis for such reliance.

The Board of Directors of the Bank also delegates certain oversight responsibilities to its Board committees. The full Board of the Bank considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their area of responsibility. For example, while the primary responsibility for financial and other reporting, internal controls, compliance with laws and regulations, and ethics rests with the management of the Company and the Bank, the Audit Committee provides risk oversight with respect to our financial statements and our internal controls over financial reporting. For a description of the functions of the various committees of the Board, see “Committees of the Board of Directors of the Company and the Bank” below.

Committees of the Board of Directors of the Company and the Bank

The Company does not have Audit, Nominating or Compensation Committees or committees performing similar functions. However, the Board of Directors of the Bank has several standing committees, as discussed below, including Audit, Compensation, Loan, and Nominating and Corporate Governance committees, which perform the functions of such committees for the Company. The Directors of the Company are also Directors of the Bank. As such, the Bank committees supervise and review the activities of the Bank, which constitute substantially all of the assets of the Company on a consolidated basis. The Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee have charters which are available for review on the Bank’s website at www.thatsmybank.com.

The Bank has a standing Asset/Liability Committee composed of Richard Bedoya, Patrick R. Brady, Gregory DuPratt, Barbara A. Hayes, Jean-Luc Servat, Jeremiah Z. Smith, and Louise A. Walker. Kevin Spink, Executive Vice President and Chief Financial Officer, is the Asset/Liability Committee Chairman. The Asset/Liability Committee reviews and oversees the management of the Bank’s assets and liabilities. The Asset/Liability Committee held 4 meetings in 2025.

The Bank has a standing Audit Committee composed of Richard Bedoya, Patrick R. Brady, John M. Carbahal, Sean P. Quinn, Mark C. Schulze and Jean-Luc Servat. John M. Carbahal is the Audit Committee Chairman. The Audit Committee reviews and oversees the audit results for the Bank and our internal controls over financial reporting. The Audit Committee of the Bank held 5 meetings during 2025.

The Bank has a standing Asset Quality Committee composed of John M. Carbahal, Jeremiah Z. Smith and Louise A. Walker. David Azma, Senior Vice President/Special Assets Manager, is the Asset Quality Committee Chairman. The Asset Quality Committee held 4 meetings during 2025 for the purpose of reviewing and monitoring asset quality in the Bank’s loan portfolio.

The Bank has a standing Compensation Committee composed of Patrick R. Brady, Gregory DuPratt, Barbara A. Hayes, Richard M. Martinez, and Sean P. Quinn. Sean P. Quinn is the Compensation Committee Chairman. The Compensation Committee held 5 meetings during 2025 for the purpose of reviewing and recommending to the Bank’s Board of Directors the Bank’s compensation objectives and policies and administering the Company’s stock plans.

The Bank has a standing Compliance Committee composed of Barbara A. Hayes, Mark C. Schulze and Jean-Luc Servat, Jeremiah Z. Smith and Louise A. Walker. Matt Ayers, Senior Vice President/Chief Compliance Officer, is the Compliance Committee Chairman. The Compliance Committee held 4 meetings during 2025 for the purpose of reviewing and monitoring the Bank’s compliance program policies and procedures.

The Bank has a standing Information Services Steering Committee composed of Richard M. Martinez, Mark C. Schulze, Jeremiah Z. Smith, and Louise A. Walker. Duane Swizer, Executive Vice President/Chief Information Officer, is the Information Services Steering Committee Chairman. The Information Services Steering Committee held 4 meetings during 2025 for the purpose of reviewing and monitoring bank-wide information technology issues and safety according to the Information Services Department policies and procedures.

The Bank has a standing Loan Committee composed of Richard Bedoya, John M. Carbahal, Gregory DuPratt, Barbara A. Hayes, Richard M. Martinez, Sean P. Quinn, Jeremiah Z. Smith, and Louise A. Walker. Barbara A. Hayes is the Loan Committee Chairwoman. The Loan Committee held 22 meetings during 2025 for the purpose of approving loans and loan policy.

The Bank has a standing Profit Sharing Committee composed of Sean P. Quinn, Jeremiah Z. Smith, and Louise A. Walker. The Profit Sharing Committee held 3 meetings during 2025 for the purpose of considering plan administration and investments.

The Bank has a standing Nominating and Corporate Governance Committee composed of John M. Carbahal, Gregory DuPratt, Barbara A. Hayes, Richard M. Martinez, and Sean P. Quinn. Sean P. Quinn is the Nominating and Corporate Governance Committee Chairman. The Nominating and Corporate Governance Committee held 2 meetings during 2025 for the purpose of considering corporate governance best practices which include environmental and social issues and to review and nominate potential candidates for directors of the Bank and the Company as needed. This Committee fulfills the responsibilities of a director nominating committee for the Company. The Nominating and Corporate Governance Committee operates under a written charter which is available for review on the Bank’s website at www.thatsmybank.com.

The Nominating and Corporate Governance Committee will consider candidates nominated by the Company’s shareholders, directors, and officers, and from other external sources. The Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary attributes so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee our business. In evaluating candidates, the Board of Directors considers the attributes of the candidate (including skills, experience, diversity, age, legal and regulatory requirements), and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation.

The Board of Directors will consider candidates nominated by the shareholders of the Company if the nomination is made in writing in accordance with the procedures for nominating Directors of the Company, as described herein. These nomination procedures are designed to give the Board of Directors advance notice of competing nominations, if any, and the qualifications of nominees, and may have the effect of precluding third–party nominations if the nomination procedures are not followed.

Pursuant to Article III, Section 23 of the Bylaws of the Company, director nominations, other than those made by the Board of Directors, shall be made by notification in writing delivered or mailed to the President of the Company, not less than 30 days or more than 60 days prior to any meeting of shareholders called for election of directors. The provision also requires that the notice contain detailed information necessary to determine if the nominee is qualified under our Bylaws. Under Article III, Section 22 of our Bylaws, no person may be a member of the Board of Directors:

●

who has not been a resident for a period of at least two years immediately prior to his or her election of a county in which any subsidiary of the Company maintains an office, unless the election of such person is approved by the affirmative vote of at least two-thirds of the members of the Board of Directors of the Company then in office;

●

who owns, together with his or her family residing with him or her, directly or indirectly, more than one percent of the outstanding shares of any banking corporation, affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company;

●

who is a director, officer, employee, agent, nominee, or attorney of any banking corporation, affiliate, or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company (subject to certain exceptions); or

●

who has or is the nominee of anyone who has any contract, arrangement or understanding with any banking corporation, or affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company (a “covered entity”), or with any officer, director, employee, agent, nominee, attorney or other representative of such covered entity, that he or she will reveal or in any way utilize information obtained as a director of the Company or that he or she will, directly or indirectly, attempt to effect or encourage any action of the Company.

Nominations not made in accordance with the procedures set forth in the Company’s Bylaws may, in the discretion of the Chairman of the Annual Meeting, be disregarded, and, upon his or her instruction, the inspector(s) of election shall disregard all votes cast for such nominee(s). A copy of Sections 22 and 23 of Article III of the Company’s Bylaws may be obtained by sending a written request to: Ms. Devon Camara-Soucy, Director of Administration & Shareholder Relations, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.

The Bank has several other committees that meet on an as-needed basis.

If you wish to communicate with the Board of Directors, you may send correspondence to the Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620. The Corporate Secretary will submit your correspondence to the Board of Directors or the appropriate committee, as applicable.

Compensation Committee Report

Role of the Compensation Committee

The Compensation Committee’s purpose is to (a) review and recommend compensation objectives and policies to the Board of Directors, (b) administer the Bank’s and the Company’s stock plans, long-term incentive plans and certain employee benefit plans, (c) review and recommend to the Board the compensation of the Chief Executive Officer, and review and approve compensation for the Bank’s other executive officers, (d) provide oversight and manage risks relative to all the Company’s incentive plans and (e) produce a Compensation Committee Report for inclusion in the Company’s proxy statement for its annual meeting of shareholders.

The Compensation Committee also periodically reviews the compensation levels of the Board of Directors. In its review, the Compensation Committee looks to ensure that the compensation is fair, reasonably competitive, and commensurate to the responsibilities of both the individual directors as well as the Board in the aggregate.

Subject to the requirements of applicable law, the Compensation Committee may designate persons other than its members to carry out its responsibilities under the Company’s incentive plans (including the selection of and the granting of awards under the plans to participants), except that the Compensation Committee may not delegate its authority with regard to the selection for participation of, or the granting of awards under the plans to, persons subject to Section 16 of the Securities Exchange Act of 1934.

The Charter of the Compensation Committee is available on the Company’s website (www.thatsmybank.com) and is also available in print upon request (submit requests for copies of the Charter to First Northern Community Bancorp, Attn: Investor Relations, 195 North First Street, P.O. Box 547, Dixon, CA 95620).

Role Of The Compensation Consultant

In 2025, the Compensation Committee directly engaged Aon’s Human Capital Solutions practice, a division of Aon plc (otherwise known as McLagan) (“McLagan”) as its external compensation consultant. McLagan helped facilitate the executive compensation process and provided information and guidance on various executive compensation and governance topics during the year. McLagan reported directly to the Compensation Committee, which has the authority, in its sole discretion, to retain any advisor to assist in the performance of its duties or to terminate any advisor to the Compensation Committee. The Compensation Committee determined that McLagan is independent and that there is no conflict of interest resulting from retaining McLagan during 2025 after taking into account the factors set forth in the SEC rules.

Say on Pay Vote

Our shareholders approved holding a non-binding advisory vote once every three (3) years on the compensation of our named executive officers (commonly known as a “say-on-pay” vote). Most recently, at our 2023 Annual Meeting of Shareholders, our shareholders approved the say-on-pay proposal with 7,842,207 votes for, or 92.32%, 141,661 votes against, and 510,924 abstentions.  We believe this result demonstrates that our shareholders are generally supportive of our executive compensation program. As the Compensation Committee has reviewed our executive compensation policies and practices since the 2023 say-on-pay vote, it has been mindful of the level of support our shareholders have expressed for our approach to executive compensation. As such, following our annual review of our executive compensation program, the Compensation Committee decided to retain its general approach to executive compensation.

Compensation Philosophy

The Compensation Committee uses competitive compensation data from the annual total compensation analyses of peer companies and our market to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. As part of this consideration, the Compensation Committee reviews peer data at the 25th, 50th and 75th percentiles as reference points. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader regional and United States markets. Instead, the Compensation Committee obtains input from our independent compensation consultant, McLagan, and applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, using a peer group generally comprised of similarly sized banks in our region, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.

Role of Executive Officers in Compensation Committee Deliberations

The Compensation Committee frequently requests the Chief Executive Officer and other named executive officers to be present at Compensation Committee meetings to discuss executive compensation. Executive officers in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.

The Compensation Committee discusses the Chief Executive Officer’s compensation with the Chief Executive Officer, but final deliberations and all votes regarding the Chief Executive Officer’s compensation are made in executive session, without the Chief Executive Officer present. The Compensation Committee also reviews and approves the Chief Executive Officer’s recommendations and input from the compensation consultant regarding the other executive officers’ compensation. Executive officers are not present when the Compensation Committee deliberates and makes decisions about their compensation.

Board of Directors Meetings

In 2025, the Board of Directors of the Bank held 10 regularly scheduled meetings, and 5 joint meetings with the Board of Directors of the Company. Each Director attended at least 75% of the aggregate of: (1) the total number of meetings of the Boards of Directors held during the period for which he or she has been a director; and (2) the total number of meetings of committees of the Boards of Directors on which he or she served during the period that he or she served, with the exception of Mr. Brady who, due to personal health issues, attended 64% of such meetings in 2025. The Company has a policy to encourage Directors to attend the Annual Meeting. All but one of the nominees, who were Directors in 2025, attended the Annual Meeting of Shareholders in 2025.

Director Independence

The Board of Directors has determined that (1) a majority of the Company’s directors, (2) each member of the Compensation Committee, (3) each member of the Audit Committee, and (4) each member of the Nominating and Corporate Governance Committee, is “independent” under the applicable standards set forth in the Nasdaq listing rules. The Board of Directors has determined that all directors except Mr. Smith and Ms. Walker are independent under the applicable standards set forth in the Nasdaq listing rules.

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having an independent director serve as Chairman is in the best interest of the Company’s shareholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

Director Compensation

2025 Director Compensation Table

Fees earned or paid in cash
Name	($)(1)
Richard Bedoya	16,250
Patrick R. Brady	24,000
John M. Carbahal	34,500
Gregory DuPratt	33,000
Barbara A. Hayes	34,900
Richard M. Martinez	31,500
Foy S. McNaughton(2)	17,708
Sean P. Quinn	40,800
Mark C. Schulze	29,000
Jean-Luc Servat(3)	—
Louise A. Walker	38,000

1.

Each director who is not an officer or employee of the Company or the Bank received $1,500 for each jointly-held and regularly scheduled meeting of the Boards of Directors attended, with the exception of the Board Chairman, who received $1,900. In addition, Directors receive $400 per special meeting of the Board of Directors, and $500 per Committee meeting attended with the Chair of the Committee receiving $600 per meeting, with the exception of the Audit Committee Chair, who receives $700 per meeting. In addition, each Director received a $5,500 retainer fee, with the exception of the Chairman of the Board, who received a $6,500 retainer fee. Mr. Smith was an employee, and he received no additional compensation for his services as a Director for 2025.

2.	Mr. McNaughton retired from the Company’s Board of Directors effective July 20, 2025.

3.	Mr. Servat was appointed to the Company’s Board of Directors effective February 1, 2026, so he did not receive any compensation in 2025.

The Company has Director Retirement Agreements with two of its non-employee Directors who joined the Company before February 2011. For retirement on or after the normal retirement age of 65, the Director Retirement Agreements provide a benefit for 10 years ranging from $10,000 annually for a director with 10 years of service to a maximum of $15,000 annually for a director with 15 or more years of service, including years of service prior to the effective date of the Director Retirement Agreements. As of January 1, 2025, there were two active directors who had served more than 15 years in such capacity and were eligible for director retirement benefits. Benefits under the Director Retirement Agreements are payable solely to those directors who have served for at least 10 years, unless the director terminates service because of death or disability or unless the director’s service terminates within two years after a change in control. There were no positive accruals under the Director Retirement Agreements in 2025.

If a change in control occurs and a director’s service terminates within 24 months after the change in control, the director will receive a lump-sum payment equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which termination occurred. For this purpose, the term “change in control” means:

●	A merger occurs and, as a consequence, the Company’s shareholders immediately prior to the merger own less than 50% of the resulting company’s voting stock immediately after the merger;

●

A beneficial ownership report is required to be filed under the Securities Exchange Act of 1934 by a person (or group of persons acting in concert) to report ownership of 20% or more of the Company’s voting securities; or

●

During any period of two consecutive years, individuals who constituted the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute a majority of the Board. Directors elected during the two-year period are treated as if they were directors at the beginning of the period if they were nominated by a vote of at least two-thirds of the Directors in office at the beginning of the period.

No retirement income benefits are payable under the Director Retirement Agreements to a Director’s beneficiaries after the Director’s death. A Director forfeits all benefits under the Director Retirement Agreement if his or her Director service terminates because of neglect of duties, commission of a felony or misdemeanor, or acts of fraud, disloyalty, or willful violation of significant Bank policies, or if the Director is removed from office by order of the Federal Deposit Insurance Corporation.

The Company has also purchased insurance policies on the lives of the two Directors who entered into Director Retirement Agreements prior to 2011, paying the premiums for all of these insurance policies with one lump-sum premium payment of approximately $2.15 million. The Company expects to recover the premium in full from its portion of the policies’ death benefits. The Company purchased the policies as an informal funding mechanism for the post-retirement payment obligations under the Director Retirement Agreements. Although the Company expects these policies to serve as a source of funds for benefits payable under the Director Retirement Agreements, the contractual entitlements arising under the Director Retirement Agreements are not funded and remain contractual liabilities of the Company, payable on or after each Director’s termination of service.

Under the Split Dollar Agreements and Split Dollar Policy Endorsements with the two Directors who entered into Director Retirement Agreements prior to 2011, which were entered into on the same date the Director Retirement Agreements were executed, the policy benefits are divided between the Company and each Director. The Split Dollar Agreements provide that a Director’s designated beneficiary(ies) will be entitled to receive at the Director’s death life insurance proceeds in the amount of:

(a) $120,000 if the Director dies before age 72,

(b) $60,000 if the Director dies after reaching age 72 but before age 75, and

(c) $30,000 if the Director dies thereafter.

Following payment of such life insurance proceeds, the Director’s beneficiary(ies) would receive no further benefits under the Director Retirement Agreement, and the Company’s obligations under that agreement would be extinguished. The Company is entitled to any insurance policy death benefits remaining after payment of the amount indicated above to the Director’s beneficiary(ies).

Director Non-Qualified Deferred Compensation

The Company has implemented an elective Deferred Director Fee Plan, a nonqualified voluntary plan providing unfunded deferred benefits for participating directors. During 2025, no Director elected to defer their director fees.

Report of Audit Committee

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, this report of the Audit Committee of the Bank’s Board of Directors shall not be deemed to be filed or incorporated by reference into any other document, including such filings, except to the extent that it is specifically incorporated by reference therein.

The Audit Committee oversees relevant accounting, risk assessment, risk management and regulatory matters. It meets with the Bank’s and the Company’s internal auditors and its independent registered public accounting firm to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control, and disclosure functions. After reviewing the independent registered public accounting firm’s qualifications, partner rotation and independence, the Audit Committee appoints the independent registered public accounting firm subject to shareholder ratification, if required or sought. In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning any recommendations and required corrective action, or to assess the Company’s internal control over financial reporting.

The Audit Committee reports regularly to the Board of Directors of the Bank and the Company and has the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate and necessary to perform its duties. In performing its functions, as outlined in the Audit Committee Charter (available for review on the Bank’s website at www.thatsmybank.com) approved annually by the Bank’s Board of Directors, the Audit Committee of the Bank acts only in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the Company’s independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In connection with the December 31, 2025 financial statements of the Company, the Audit Committee of the Bank: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the Company’s independent registered public accounting firm the matters required by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (formerly Statement on Auditing Standards No. 61, as amended), (3) received the written disclosures and the letter from the Company’s independent registered accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and (4) has discussed with the Company’s independent registered public accounting firm such firm’s independence. Based upon these reviews and discussions, the Audit Committee of the Bank recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2025.

The Audit Committee of the Bank’s Board of Directors consists of six members who are each “independent directors,” under the standards set forth in the Nasdaq listing rules. The Board of Directors has determined that Mr. Carbahal and Mr. Servat are audit committee financial experts under the rules of the SEC.

Respectfully submitted, Audit Committee John M. Carbahal, Chairman Richard Bedoya Patrick R. Brady Sean P. Quinn Mark C. Schulze Jean-Luc Servat

Audit and Non–Audit Fees

Audit Fees

The total fees billed by Baker Tilly US, LLP for professional services rendered for the audit of the Company’s financial statements for fiscal year 2025 and the reviews of financial statements included in the Company’s Forms 10-Q during 2025 were $406,026. (On June 3, 2025, the Company was notified that Moss Adams LLP merged with Baker Tilly US, LLP, effective on June 3, 2025. The combined audit practices operate as Baker Tilly US, LLP). The total fees billed by Moss Adams LLP for professional services rendered for the audit of the Company’s financial statements for fiscal year 2024 and the reviews of the financial statements included in the Company’s Forms 10-Q during 2024 were $374,053. Baker Tilly US, LLP and Moss Adams LLP provided no permitted services other than the audit services during 2025 and 2024, other than the tax credit consulting services during 2025 as disclosed under “All Other Fees” below.

Audit-Related Fees

The total fees billed by Baker Tilly US, LLP and Moss Adams LLP for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s quarterly and annual financial statements, including audits of financial statements of certain employee benefit plans, review of registration statements, and permitted internal audit outsourcing, for fiscal years 2025 and 2024 were $33,600 and $22,050, respectively.

Tax Fees

Baker Tilly US, LLP and Moss Adams LLP provided no tax services to the Company for the 2025 and 2024 fiscal years.

All Other Fees

The total all other fees billed by Baker Tilly US, LLP for consulting services related to purchasing investment tax credits tied to alternative energy projects totaled $157,500 for fiscal year 2025.  No other fees were billed by Moss Adams LLP for fiscal year 2024.

The Audit Committee of the Bank considered whether the provision of the services other than the audit services is compatible with maintaining Baker Tilly US, LLP’s independence.

Pre-Approval Policy for Services Provided by
our Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by the Company’s independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. All of the services provided by the independent auditor were approved by the Audit Committee pursuant to legal requirements and the Audit Committee’s charter and pre-approval policy. There were no permitted non-audit services performed by Baker Tilly US, LLP in 2025, other than the tax credit consulting services as disclosed under “All Other Fees” above.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee’s next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided by the Company’s independent registered public accounting firm.

Security Ownership of Certain Beneficial Owners and Management

The following table provides information about the number of shares of the Company’s common stock held by persons we know, based upon filings with the Securities and Exchange Commission, to be the beneficial owners of more than 5% of the outstanding shares of the Company’s common stock. Information about our 5% or greater shareholders, other than percentages of beneficial ownership, is based solely on Schedules 13G or 13D filed with the SEC. The following persons or groups were the only persons or groups known to the Company to own beneficially 5% or more of the Company’s common stock.

Name and Address	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares
Fourthstone LLC, Fourthstone Master Opportunity Fund Ltd, Fourthstone QP Opportunity Fund LP, Fourthstone Small-Cap Financials Fund LP, Fourthstone GP LLC, and L. Phillip Stone, IV(1) 575 Maryville Centre Drive, Suite 110 St. Louis, MO 63141	1,486,303	9.48%

M3 Funds, LLC, M3 Partners, LP, M3F, Inc., Jason A. Stock, and William C. Waller(2) 2070 E 2100 S, Suite 250 Salt Lake City, UT 84109	1,208,574	7.70%

(1)

The information is based on a Schedule 13G/A filed by Fourthstone LLC, Fourthstone Master Opportunity Fund Ltd, Fourthstone QP Opportunity Fund LP, Fourthstone Small-Cap Financials Fund LP, Fourthstone GP LLC, and L. Phillip Stone, IV, with the SEC on November 14, 2024, reporting beneficial ownership as of September 30, 2024. Fourthstone LLC and L. Phillip Stone, IV, reported that they have shared voting power and shared dispositive power with respect to 1,486,303 shares of the Company’s common stock. Fourthstone Master Opportunity Fund Ltd, reported that it has shared voting power and shared dispositive power with respect to 1,096,776 shares of the Company’s common stock. Fourthstone QP Opportunity Fund LP reported that it has shared voting power and shared dispositive power with respect to 338,849 shares of the Company’s common stock. Fourthstone Small-Cap Financials Fund LP reported that it has shared voting power and shared dispositive power with respect to 50,678 shares of the Company’s common stock. Fourthstone GP LLC reported that it has shared voting power and shared dispositive power with respect to 389,527 shares of the Company’s common stock.

(2)

The information is based on a Schedule 13G/A filed by M3 Funds, LLC, M3 Partners, LP, M3F, Inc., Jason A. Stock, and William C. Waller with the SEC on May 15, 2025, reporting beneficial ownership as of March 31, 2025. Each of M3 Funds, LLC, M3 Partners, LP, M3F, Inc., Jason A. Stock, and William C. Waller reported that it/he has shared voting power and shared dispositive power with respect to 1,208,574 shares of the Company’s common stock.

The figures in the table below are based on beneficial ownership as of February 27, 2026 and have been adjusted for a 5% stock dividend paid by the Company on March 25, 2026, to shareholders of record on February 27, 2026. Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) the power to vote or to direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares which such person has the right to acquire beneficial ownership of within 60 days. Except as indicated in footnotes and subject to community property laws, where applicable, the individuals named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them and none of the named individuals has pledged his or her shares.

Name	Amount and Nature of Beneficial Ownership	Shares acquirable within 60 days by exercise of options	Percent of Class
Richard Bedoya (1)	3,052	—	*
Patrick R. Brady (2)	8,027	—	*
John M. Carbahal (3)	103,916	—	*
Gregory DuPratt (4)	133,561	—	*
Brett Hamilton	10,993	—	*
Barbara A. Hayes(5)	13,795	—	*
Richard M. Martinez (6)	74,252	—	*
Sean P. Quinn (7)	6,981	—	*
Mark C. Schulze	744,921	—	4.75%
Jean-Luc Servat (8)	3,635	—	*
Jeremiah Z. Smith (9)	161,428	150,080	2.199%
Kevin Spink	54,233	67,542	*
Louise A. Walker (10)	228,365	104,743	2.12%

All directors and executive officers as a group (13 people)	1,547,159	322,365	11.92%

*	Less than 1%.

(1)	Shares held jointly with Mr. Bedoya’s spouse.

(2)	Shares held jointly with Mr. Brady’s spouse.

(3)

Includes 25,710 shares held jointly with Mr. Carbahal’s spouse, 50,962 shares held by Carbahal & Company An Annual Accountancy Company, of which Mr. Carbahal is a principal and partner, 3,505 shares held separately by Mr. Carbahal’s spouse, and 9,309 shares held by the John M. Simmons Irrevocable Family Trust, of which Mr. Carbahal is co-trustee and has voting power with respect to such shares.

(4)	Includes 19,824 shares held separately by Mr. DuPratt’s spouse.

(5)	Includes 13,795 shares held by the Vandenbrink Revocable Living Trust, of which Ms. Hayes is a co-trustee and shares voting and investment power with respect to such shares.

(6)	Includes 9,563 shares held separately by Mr. Martinez’s spouse.

(7)	Shares held jointly with Mr. Quinn’s spouse.

(8)	Includes 200 shares held by the Servat/Wegmann Living Trust of which Mr. Servat is a co-trustee and shares voting and investment power with respect to such shares.

(9)	Includes 47,179 shares held jointly with Mr. Smith’s spouse and 1,572 shares held by Mr. Smith as custodian for his children.

(10)	Includes 77,096 shares held jointly with Ms. Walker’s spouse.

Executive Officers

Set forth below is certain information regarding our fiscal year end 2025 named executive officers and their titles as of December 31, 2025 (the “NEOs”).

Name and Title	Age	Principal Occupation During the Past Five Years
Jeremiah Z. Smith, President, Chief Executive Officer, Director	50

Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company and the Bank from October 2014 to February 2018. Senior Executive Vice President and Chief Operating Officer since February 2018 to December 31, 2022, and President, Chief Executive Officer and Director of the Company and the Bank since January 1, 2023.

Brett Hamilton, Executive Vice President, Chief Credit Officer	48

Executive Vice President and Chief Credit Officer of the Company and the Bank commencing on April 1, 2024. Prior to joining the Company and the Bank, Mr. Hamilton served as the Senior Vice President and Senior Credit Administrator at Tri-Counties Bank from 2023 to 2024 and Senior Regional Credit Officer at Rabo Agrifinance from 2019 to 2023.

Kevin Spink, Executive Vice President, Chief Financial Officer	47	Executive Vice President and Chief Financial Officer of the Company and the Bank since February 2018 to present.

Executive Compensation

In 2025, the Company continued to deliver solid financial and operational performance.

●	For 2025, the Company reported net income of $21.1 million, representing an increase of $1.1 million, or 5.5%, compared to net income of $20.0 million for 2024.

●	Net income per common share on a fully diluted basis was $1.27 for 2025, an increase of 6.7% compared to net income per common share on a fully diluted basis of $1.19 for 2024.

●

Net interest margin improved to 3.77% for 2025, an increase of 17 basis points, or 4.7%, when compared to the net interest margin of 3.60% for 2024. The increase was a result of continued improvement in yields earned on investments and loans while managing our overall increase in deposit funding costs to only four basis points.

●	Stockholders’ Equity totaled $212.0 million as of December 31, 2025, an increase of $35.7 million, or 20.2%, compared to 2024.

●	Book value per share increased to $12.92 on December 31, 2025, from $10.54 on December 31, 2024, an increase in book value of $2.38 per share, or 22.6%.

●	Reduced non-accrual loans from $11.2 million as of December 31, 2024 to $6.0 million as of December 31, 2025, a decrease of $5.2 million, or $46.2%.

●

Executed a tax planning strategy involving the purchase of investment tax credits tied to alternative energy products, which were acquired at a discount and resulted in the recognition of a reduction to income tax expense, and which reduced our effective tax rate to 22.9% for the year, a reduction of 18.2% when compared to our effective tax rate of 28% for 2024.

Operationally, Management executed on several key fronts:

●	Approved and paid a 5% stock dividend payable on March 25, 2025, to shareholders of record as of February 28, 2025.

●

Continued to execute on the stock repurchase program that was approved on May 1, 2024. In 2025, the Company repurchased a total of 424,680 shares for total consideration of approximately $4.8 million with 147,142 shares remaining available for purchase as of December 31, 2025.

●	Completed interior remodels of our Woodland and Davis branches and refreshed the exterior of our historic Winters Branch.

●

Negotiated and finalized an agreement to convert our core operating platform to FIS in 2026 which should provide enhanced operational efficiency and automation throughout the organization once completed.

Management continued to advance efforts that support and strengthen the communities we serve via:

●	A grand total of 4,626 volunteer service hours recorded in 2025, an increase of over 1,300 hours when compared to 2024.

●

Our 2025 Bank-wide Employee Engagement Activity – Banking on Compassion Toy Drive: Employees of First Northern Bank came together to support a toy drive benefiting Shriners Children’s Northern California. This initiative reflected the Bank’s ongoing commitment to social responsibility while fostering teamwork and a shared sense of purpose among employees.

●

Profit Sharing Plan: The Bank continued its commitment to employees’ long-term well-being through its profit-sharing plan. Under this program, a portion of the Bank’s profits, as determined by the Board of Directors, is contributed to a trust fund for the benefit of eligible employees.

●	Financial Education Outreach: The Bank provided financial education programs to improve financial literacy within the communities we serve.

●

Christo Rey High School Partnership: The Bank continued its partnership with Cristo Rey High School, providing junior and senior students with internship and mentoring opportunities within the Company.

In light of 2025 financial and operating performance, the Compensation Committee maintained its general executive compensation approach, with annual cash incentives determined under pre-established performance measures, equity awards used primarily to support retention and shareholder alignment, and limited discretionary recognition for select strategic contributions.

The following table sets forth, for the years ended December 31, 2025, and December 31, 2024, a summary of the compensation earned by the Chief Executive Officer, and the Company’s two most highly compensated executive officers, other than the Chief Executive Officer, who earned over $100,000 in total compensation in 2025.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeremiah Z. Smith President, Chief Executive Officer and Director of the Bank and Company	2025	500,175	—	139,300	115,823	176,590	931,888
	2024	475,000	—	159,993	91,352	105,001	831,346
Brett Hamilton Executive Vice President, Chief Credit Officer of the Bank and Company	2025	295,495	—	59,700	51,320	83,529	490,044
	2024	215,220	75,000	40,007	31,048	45,586	406,861
Kevin Spink Executive Vice President, Chief Financial Officer of the Bank and Company	2025	313,835	50,000	59,700	54,505	52,620	530,660
	2024	301,764	—	86,826	43,526	42,339	474,455

1.

Mr. Hamilton received a signing bonus equal to $75,000 in connection with the commencement of his employment with the Company on April 1, 2024. No other discretionary bonuses were paid to the NEOs in 2024. Mr. Spink received a discretionary bonus of $50,000 in 2025 for his work on the tax credit and acquisition of Beacon Wealth Management. No other discretionary bonuses were paid to the NEOs in 2025.

2.

Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock awards granted in the respective fiscal years, as determined in accordance with Accounting Standards Codification 718. The grant date fair market value for restricted stock awards is based on certain assumptions that are explained in Note 14 to the Company’s financial statements for the year ended December 31, 2025, which are included in the Company’s 2025 Annual Report on Form 10-K.

3.

Amounts listed in this column represent cash incentive paid under the Company’s Non-Equity Incentive Compensation Plan for each respective year. These amounts are not reported in a separately identified Bonus column because the awards are tied to corporate performance objectives for each respective year. Payments made with respect to each year’s respective performance are paid in March of the following year. See “Non-Equity Incentive Plan and Bonus Compensation” below.

4.

Includes Company retirement profit sharing contributions made by the Company in 2025 and 2024. Mr. Smith was credited with retirement profit sharing contributions of $45,110 and $42,339 for 2025 and 2024, respectively. Mr. Spink was credited with retirement profit sharing contributions of $45,110 and $42,339 for 2025 and 2024, respectively. Mr. Hamilton was credited with a retirement profit sharing contribution of $43,112 and $35,620 for 2025 and 2024, respectively. The aggregate amount of perquisites paid or provided in 2025 and 2024 are listed in the table below:

Name	Year	Auto Expense ($)	Cell Phone Reimbursement ($)	Club Dues ($)	Non- Qualified Deferred Compensation Plan Compensation ($)(5)	Profit Sharing ($)	All Other Compensation ($)
Jeremiah Z. Smith	2025	4,978	360	14,742	111,400	45,110	176,590
	2024	5,048	—	13,629	43,985	42,339	105,001
Brett Hamilton	2025	7,150	360	—	32,907	43,112	83,529
	2024	—	—	—	9,966	35,620	45,586
Kevin Spink	2025	7,150	360	—	—	45,110	52,620
	2024	—	—	—	—	42,339	42,339

5.          Includes Company non-qualified deferred compensation contributions for 2025 and 2024.

Perquisites

The Company provides NEOs with a limited number of perquisites that it believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. Mr. Smith utilizes an automobile purchased by the Bank. Mr. Spink and Mr. Hamilton receive a monthly vehicle stipend. All three NEOs receive a monthly cell phone stipend. Please refer to the footnotes to the Summary Compensation Table above for other perquisites provided to our NEOs.

Narrative to Summary Compensation Table

Named Executive Officers

The Summary Compensation Table and the tables that follow provide compensation information for Mr. Smith as the President and Chief Executive Officer, and Mr. Hamilton and Mr. Spink, each of whom are the two most highly compensated executive officers of the Company, other than the Chief Executive Officer, receiving more than $100,000 in total compensation during 2025.

Non-Equity Incentive Plan and Bonus Compensation

The Company uses annual incentives to facilitate the achievement of current strategic priorities and short-term corporate objectives. Awards are provided under the terms of the Company’s Non-Equity Incentive Compensation Plan. All executive officers are eligible to receive annual cash incentive compensation at the end of each year if performance goals are achieved.

The 2025 award metrics were approved by the Board of Directors in December 2024 and were contingent on Company performance relative to Asset Quality, Efficiency Ratio, Return on Equity, and Overall Quality Loan Growth. Asset Quality and Overall Quality Loan Growth were each weighted at 20% and Efficiency Ratio and Return on Equity were each weighted at 30%. The Committee selected these measures to balance profitability and operating efficiency objectives with credit discipline and prudent balance-sheet growth.

Asset Quality – Total Classified Assets to Total Risk Based Capital was the performance measure selected relative to asset quality. Classified assets are assets that management has identified as potentially problematic or at high risk of default, including loans that are delinquent or have other identified weaknesses. Total Risk Based Capital represents the sum of the Bank’s Tier 1 and Tier 2 capital and represents the Bank’s financial strength and ability to absorb losses. The performance measure is calculated by dividing total classified assets by total risk-based capital. A low ratio indicates that the Bank has a strong capital base relative to potentially problematic assets. A higher ratio could suggest that a significant portion of the Bank’s capital is at risk, potentially indicating a weakening of asset quality and a higher risk of future losses.

Efficiency Ratio – The Efficiency Ratio is a non-U.S. GAAP financial measure derived from U.S. GAAP amounts. The Efficiency Ratio assesses how efficiently a bank operates and controls overhead costs relative to revenue generation. The figure represents the ratio of non-interest expense less the sum of other real estate owned operations and amortization of intangible assets expense to the sum of net interest income and total non-interest income. A lower ratio indicates the Bank is spending less to generate each dollar of revenue, which translates to higher profitability and better resource management. As companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures reported by other companies. A calculation of the non-U.S. GAAP measure of the Efficiency Ratio is set forth below (dollars in thousands).

Total Noninterest Expense	46,164

Net Interest Income	67,472
Add: Tax equivalent adjustment on Net Interest Income	656
Total Noninterest Income	6,097
Total Revenue, Adjusted	74,225

Efficiency Ratio	62.0%

Return on Equity – Return on Equity is a financial ratio that measures how much profit a company generates for each dollar of shareholder equity. The Bank’s selected performance measure is a non-U.S. GAAP financial measure derived from U.S. GAAP amounts which excludes the impact of unrealized gains/losses on our available for sale investment portfolio. This adjustment is made to eliminate the impact of mark-to-market adjustments on our securities portfolio resulting from changes in market interest rates which are recorded as a component equity within accumulated other comprehensive income. Eliminating this impact allows management to compare return on equity from period to period without taking into account changes in capital resulting from changes in market interest rates. The measure is calculated by dividing total net income by average equity, adjusted for average unrealized net gains or losses. A calculation of the non-U.S. GAAP measure is set forth below (dollars in thousands).

Net income	21,128

Average Equity	193,289
Add: Average Net Unrealized Loss on Available for Sale Securities	24,931
Average Equity, Adjusted	218,220

Return on Average Equity (before unrealized losses)	9.7%

Overall Quality Loan Growth – Overall loan growth is the measure selected for quality loan growth and is defined as total net loans excluding loans held for sale. This metric calculates the percentage growth in net loans on a year-over-year basis. The Bank generates the majority of its revenue from earning assets. Growth in loans leads to an improved earning asset mix and drives an improved net margin and profitability of the Company.

The table below shows the non-equity incentive metrics at threshold, target, and maximum, as well as the actual result and payout percentage for each metric:

Category	2025 Non-Equity Incentive Metrics
	Performance Measure	Threshold	Target	Max	Weighting	Actual Result	Payout Percentage
Asset Quality	Total Classified Assets to Total Risk Based Capital	15.0%	10.0%	5.0%	20%	10.6%	8.7%
Efficiency Ratio	Efficiency Ratio	62.6%	59.6%	56.6%	30%	62.2%	2.1%
Return on Equity	Return on Average Equity (before unrealized gains/losses)	7.5%	9.3%	11.1%	30%	9.7%	18.2%
Overall Quality Loan Growth	Overall Quality Loan Growth	6.0%	8.8%	11.6%	20%	0.2%	0%

After reviewing actual 2025 performance results and taking into account the weighting of all metrics, the Compensation Committee determined that the annual Company incentive objectives for 2025 were achieved to a sufficient degree to pay out awards in accordance with the calculated results under the scorecard. The Company reserves the right to exercise discretion on payout levels after performance levels have been certified. No discretion was exercised.

The table below shows threshold, target, and maximum bonus opportunity as well as each NEO’s actual award as a percentage of base salary. The Company made the cash payments to the NEOs in March 2026 in the amounts identified in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Name	2025 Non-Equity Incentive Opportunity as % of Base Salary			Actual 2025
	Threshold	Target	Max	Award as a Percentage of Base Salary
Jeremiah Z. Smith	0%	40.0%	60.0%	23.2%
Brett Hamilton	0%	30.0%	45.0%	17.4%
Kevin Spink	0%	30.0%	45.0%	17.4%

In 2025, other than the discretionary bonus of $50,000 paid to Mr. Spink for his work on the tax credit and acquisition of Beacon Wealth Management, the Board determined not to pay annual discretionary bonuses because the calculated payouts under the Non-Equity Incentive Compensation Plan were determined to be appropriately aligned with the Company’s performance.

For 2025, the Compensation Committee approved a discretionary bonus for Mr. Spink in recognition of his significant leadership and execution on the Company’s tax credit initiative and the acquisition of Beacon Wealth Management. In approving this award, the Committee determined that these efforts involved substantial strategic and transaction-related responsibilities beyond the normal scope of Mr. Spink’s ongoing duties and contributed meaningful financial and strategic value to the Company. The award was intended as a special recognition payment and was separate from the formulaic annual incentive plan.

Stock Option and Restricted Stock Awards

In 2025, the NEOs received grants of restricted stock awards under the Company’s 2016 Stock Incentive Plan. Stock option and restricted stock awards are in line with the Company’s compensation philosophy, which is designed to retain executive management, reward long-term contributions to the Company and align executives with shareholder interests. All stock options awarded to NEOs vest and become exercisable with respect to 25% of the underlying shares at the end of the first year and an additional 25% at the end of each of the next three years thereafter. No stock option awards were granted to any of the NEOs during 2025. All restricted stock awards to named executive officers during 2025 cliff vest on the earlier of the fourth anniversary of the date of grant or upon normal retirement (normal retirement is defined as age 65 or later).

Details regarding the number of stock options and restricted stock awards held by each NEO at year-end is set forth in the 2025 Outstanding Equity Awards at Fiscal Year-End Table. The long-term incentives are awarded on a discretionary basis. The named executive officers are eligible to receive long-term incentive awards annually. The value of the awards is generally based on the Company’s overall success and individual contributions toward these results, as well as market and industry best practices. When making awards, it is the Company’s practice to award a combination of stock options and restricted stock to the named executive officers, but there is no prescriptive methodology to determining the number of each type of share to grant and the Company has not granted any stock option awards to NEOs in the past two fiscal years.

All restricted stock awards granted to NEOs in 2025 and 2024 were made under the 2016 Stock Incentive Plan.

Employment Agreements

The Bank entered into an employment agreement with Mr. Smith effective as of January 1, 2023. The agreement had an initial one-year term which renews automatically for consecutive one-year terms, unless Mr. Smith or the Bank gives 60-days’ advance notice of intent to not renew the agreement. Pursuant to such terms, the employment agreement was extended on December 31, 2025, to December 31, 2026. The employment agreement provides for an annual base salary of $500,175, to be adjusted annually, where appropriate. Upon an involuntary termination without cause (as defined therein) or termination for good reason (as defined therein) outside of a change of control period, Mr. Smith will receive, in a lump sum, 150% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to termination, as well as continued health coverage for himself and his dependents for up to 36 months. Upon an involuntary termination without cause or termination for good reason or the Bank’s election not to extend the term of his employment agreement within two years following a change of control, Mr. Smith will receive, in a lump sum, 250% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to the date of termination, continued health coverage for himself and his dependents for up to 36 months and outplacement assistance.

The Bank entered into an employment agreement with Mr. Hamilton effective as of April 1, 2024. The agreement had an initial one-year term which renews automatically for consecutive one-year terms, unless Mr. Hamilton or the Bank gives 60 days’ advance notice of intent not to renew the agreement. Pursuant to such terms, the employment agreement was extended on December 31, 2025, to December 31, 2026. The employment agreement provides for an annual base salary of $295,495, to be adjusted annually, where appropriate. Upon an involuntary termination without cause (as defined therein) or termination for good reason (as defined therein) outside of a change of control period, Mr. Hamilton will receive, in a lump sum, 100% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to termination, as well as continued health coverage for himself and his dependents for up to 36 months. Upon an involuntary termination without cause or termination for good reason or the Bank’s election not to extend the term of his employment agreement within two years following a change of control, Mr. Hamilton will receive, in a lump sum, 200% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to the date of termination, continued health coverage for himself and his dependents for up to 36 months and outplacement assistance.

The Bank entered into an employment agreement with Mr. Spink effective as of February 27, 2024. The agreement had an initial term that ended on December 31, 2025, and then subsequent terms that renew automatically for consecutive one-year terms, unless Mr. Spink or the Bank gives 60-days’ advance notice of intent to not renew the agreement. Pursuant to such terms, the employment agreement was extended on December 31, 2025, to December 31, 2026. The employment agreement provides for an annual base salary of $313,835, to be adjusted annually, where appropriate. Upon an involuntary termination without cause (as defined therein) or termination for good reason (as defined therein) outside of a change of control period, Mr. Spink will receive, in a lump sum, 100% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to termination, as well as continued health coverage for himself and his dependents for up to 36 months. Upon an involuntary termination without cause or termination for good reason or the Bank’s election not to extend the term of his employment agreement within two years following a change of control, Mr. Spink will receive, in a lump sum, 200% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to the date of termination, continued health coverage for himself and his dependents for up to 36 months and outplacement assistance.

Supplemental Executive Retirement Agreements

The Company has entered into Supplemental Executive Retirement Plan Agreements (“SERPs”) with Messrs. Smith, Spink and Hamilton. As part of an effort by the Board to coordinate the various forms of retirement benefits provided to executives in order to enhance internal equity and to better target the overall level of retirement benefits provided, the SERP was adopted to provide a total benefit up to 50% of the average compensation from three sources: social security retirement benefits, the profit sharing plan, and the new SERP. In connection with Mr. Smith’s appointment as the Chief Executive Officer, the Company entered into an amendment of Mr. Smith’s SERP agreement, effective January 1, 2023. Mr. Spink and the Company entered into the new SERP agreement on August 1, 2017. Mr. Hamilton and the Company entered into the new SERP agreement on January 6, 2026.

The SERP benefit is calculated using three-year average salary plus seven-year average bonus (average compensation). For each year of service, the benefit formula credits 2.5% for the Chief Executive Officer, and 2% for all other participants, of the participant’s average base salary over the prior three full calendar years multiplied by the average ratio of such participant’s bonus payments to his or her base salary over the prior seven full calendar years, up to a maximum of 50% of such amount. Therefore, for an executive (other than the Chief Executive Officer) serving 25 years, the target benefit is 50% of average compensation.

The SERP target benefit is reduced for other forms of retirement income. Reductions are made for 50% of the social security benefit expected at age 65 (age 62 under the amended SERP agreement for Mr. Smith) and for the accumulated value of contributions the Bank makes to the executive’s profit sharing plan. For purposes of this reduction, contributions to the profit sharing plan are accumulated each year at a three-year average of the yields on 10-year treasury securities. Retirement benefits are paid monthly for 120 months plus six months for each full year of service over 10 years, up to a maximum of 180 months.

If a participant is involuntarily terminated or terminates his employment for Good Reason within 24 months of a Change in Control (as such terms are defined in the applicable SERP agreement for the participant), then the participant will receive a payment equal to the greater of (i) the Actuarially Equivalent (as defined in the SERP) of the regular retirement benefits calculated based on the formula provided in the SERP assuming the participant had remained employed until obtaining the age of 65, and (ii) the amount the participant would have received upon retirement under the SERP without regard to such change in control transaction. The amount payable in connection with the participant’s involuntary termination, or resignation for Good Reason, within 24 months of a Change in Control will be paid in a single lump sum within three days of such termination (or deferred for six months if required to be in compliance with Section 409A of the Code).

The SERP agreements provide for reduced benefits in the case of early retirement (the later of the executive officer’s 55th birthday or the age at which the executive officer has at least 10 years of service with the Company). The early commencement factor is 1.0 minus the product of 0.41667% multiplied by the number of full calendar months that early retirement precedes age 65 (age 62 under the amended SERP agreement for Mr. Smith). Benefits are also payable in the event of death, disability, or termination within 24 months following a change in control.

Eligibility to participate in the SERP is limited to a select group of management or highly compensated employees of the Bank that are designated by the Board.

Profit Sharing/401(k) Plan and Trust

The Company has an interest in providing financial security and retirement savings opportunities to its employees and views its retirement plans as a means of attracting and retaining employees in a competitive labor market. To accomplish these goals, the Company sponsors a Profit Sharing/401(k) Plan and Trust Agreement pursuant to which the Company makes annual profit-sharing contributions as determined by the Bank’s Board of Directors depending on the profitability of the Bank during the year, subject to certain limitations on contributions under the Internal Revenue Code (“IRC”) and the Profit Sharing Plan.

Employees with a minimum of one year of service with the Company are eligible to participate in the profit sharing portion of the Profit Sharing Plan. The Company’s profit sharing contribution is allocated among participating employees, including the NEOs, in the proportion which each participant’s covered compensation for the fiscal year bears to the total compensation for all participating employees for such year, subject to statutory limits. Contributions to a participant’s account vest after six years, and participants may receive distributions from their profit sharing accounts only upon retirement (or age 59 ½), termination of employment, disability, or death.

The Company generally contributes annually to the Profit Sharing Plan an amount equal to 10% of net income. This contribution is made annually at the discretion of the Board of Directors.

Other Plans and Benefits

Non-Qualified Deferred Compensation Plan

Consistent with the desire to provide retirement and savings opportunities for a select group of executive management and highly compensated employees, the Company provides a deferred compensation plan for its NEOs called the “Amended and Restated Executive Deferral Plan.” The Amended and Restated Executive Deferral Plan provides a way to offset the effect of tax law limitations on benefits under tax-qualified plans. The plan is a nonqualified plan providing the NEOs with an unfunded, deferred compensation program. Under the Amended and Restated Executive Deferral Plan, the NEOs may elect to voluntarily defer a portion of their current compensation until termination of employment, subject to certain exceptions. Payments generally commence the month following termination at of employment, or six months following if necessary to comply with Section 409A. Deferred amounts earn interest at an annual rate determined by the Bank’s Compensation Committee and approved by the Board of Directors. In 2025, deferred amounts earned interest at 4.44%, representing 120% of the Applicable Federal Rate. In 2025, no executives elected to voluntarily defer any compensation.

Mr. Smith and Mr. Hamilton each participate in the Amended and Restated Executive Deferral Plan. Mr. Spink began participating in the Amended and Restated Deferral Plan effective January 6, 2026. The purpose of the Amended and Restated Executive Deferral Plan is to recognize the contributions of these select key executives to the Company, to drive continued and future business results, and to serve as a retention vehicle for their continued employment. The benefits are performance-based in that the Compensation Committee annually establishes and approves performance metrics at the beginning of each performance period, and no contributions are made to the Executive Deferral Plan unless the goals are achieved, or discretion is exercised. The 2025 performance metrics approved by the Committee were Return on Average Equity excluding unrealized gains or losses and Non-Performing Assets to Total Loans. The target for these metrics were 9.3% and 0.75%, respectively. Company contributions to the deferral accounts are based on a percentage of base salary and range from 0% to 15% of base salary for Mr. Hamilton and Mr. Spink and from 0% to 30% of base salary for Mr. Smith. Company contributions are eligible to earn the same interest paid on voluntary deferred contributions. Company contributions and any interest earned are subject to vesting requirements.

Performance Measure	2025 Non-Qualified Deferred Compensation Plan Opportunity as % of Salary
	Threshold	Target	Max	Weighting	Actual Result
Return on Average Equity % (before unrealized gains/losses)	7.5%	9.3%	11.1%	75%	9.68%
Non-Performing Assets to Total Loans	1.0%	0.75%	0.5%	25%	0.68%

Name	2025 Non-Qualified Deferred Compensation Plan Opportunity as % of Salary			Actual 2025 Award as a
	Threshold	Target	Max	Percentage of Base Salary
Jeremiah Z. Smith	0%	20.0%	30.0%	22.27%
Brett Hamilton	0%	10.0%	15.0%	11.14%
Kevin Spink	0%	10.0%	15.0%	—

These contributions provide supplementary executive retirement/retention awards that generally vest and become payable upon the first of the following events to occur: continued employment with the Company to age 65 (and with respect to Mr. Hamilton, age 58), death while an employee of the Company, disability while an employee of the Company, an involuntary termination from the Company without Cause or voluntary termination for Good Reason, or a termination within 24 months of a Change in Control (as each such term is defined under the Amended and Restated Executive Deferral Plan). Upon his appointment as Chief Executive Officer, Mr. Smith entered into the First Amendment to Executive Participation Agreement, effective January 1, 2023, pursuant to which Mr. Smith became 50% vested in the balance of his award as of January 1, 2023 and will become fully vested in the remaining balance of his award upon his 62nd birthday, so long as he remains employed with the Bank and has achieved certain performance goals (subject to his earlier involuntary termination without Cause, resignation for Good Reason, termination due to death or Disability (as defined in his Executive Retirement/Retention Participation Agreement), or a Change in Control).

Change of Control Agreements

The Company provides each NEO with an agreement that provide certain specified benefits upon a change in control of the Company as set forth in each NEO’s employment agreement. These benefits endeavor to help the Company retain key employees by providing those executives some certainty in compensation in the event the Company is acquired, and also help to ensure that the Company will have the benefit of its NEOs during and through the consummation of any change in control transaction. For more information, please refer to “Employment Agreements”.

2025 Outstanding Equity Awards at Fiscal Year-End*

The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amount realizable with respect to each award.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Jeremiah Z Smith	17,276	-	4.90	02/17/2026	62,171	791,072
	19,041	-	7.52	02/12/2027
	23,795	-	8.82	02/12/2028
	30,440	-	7.71	02/20/2029
	53,866	-	8.35	02/18/2030
	22,937	7,647(1)	8.44	03/29/2032

Brett Hamilton	-	-	-	-	11,542	146,866

Kevin Spink	2,300	-	8.82	02/12/2028	34,654	440,933
	16,530	-	7.71	02/20/2029
	32,986	-	8.35	02/18/2030
	15,724	5,243(1)	8.44	03/29/2032

*The figures in the table above are based on data as of December 31, 2025 and have been adjusted for a 5% stock dividend paid by the Company on March 25, 2026, to shareholders of record on February 27, 2026.

1.	Remaining unexercisable options will vest and become exercisable in one installment on March 29, 2026.

2.

These awards represent time-based restricted stock awards that vest in their entirety on the fourth anniversary of grant date. These awards were granted on February 16, 2022, February 23, 2023, February 14, 2024, April 5, 2024, and February 24, 2025.

3.

The fair value was determined using the closing price of the Company’s stock on December 31, 2025, adjusted for a 5% stock dividend paid by the Company on March 25, 2026, to shareholders of record on February 27, 2026. The adjusted closing stock price on that date was $12.72.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three completed years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table (the “SCT”) in previous years to reflect the estimated value of equity awards as of the end of the fiscal year or, if earlier, the vesting date. Note that compensation for our NEOs other than our Chief Executive Officer (“CEO”) is reported as an average.

Year	Summary Compensation Table (SCT) Total for CEO ($) (1)	Compensation Actually Paid to CEO (2) ($)	Average SCT Total for Non-CEO NEOs (1) ($)	Average Compensation Actually Paid to Non-CEO NEOs (2) ($)	Value of $100 Initial Fixed Investment Based on Total Shareholder Return (“TSR”) ($)	Net Income ($)
2025	931,888	1,185,288	510,352	603,812	191	21,128
2024	831,346	911,351	440,658	467,166	136	20,034
2023	1,036,734	1,118,028	557,714	605,711	116	21,554

1.

The CEO for 2025, 2024, and 2023 was Jeremiah Z. Smith. Other named executive officers for 2025 and 2024 include Brett Hamilton, Executive Vice President/Chief Credit Officer and Kevin Spink, Executive Vice President/Chief Financial Officer. Other named executive officers for 2023 include T. Joe Danelson, Executive Vice President/Chief Credit Officer and Kevin Spink, Executive Vice President/Chief Financial Officer.

2.

SEC rules require certain adjustments be made to the SCT totals to determine “compensation actually paid” as reported in the Pay versus Performance table. The following table details these adjustments more specifically:

Year	Executive	SCT Total ($)	Subtract Amount Reported in “Stock Awards” Column of SCT ($)	Add Value of Outstanding and Unvested Equity Awards that were Granted in Current Year ($)	Add (Subtract) Change In Value of Equity Awards Outstanding and Unvested at the end of the Current Year that were Granted in a Prior year ($)	Add (Subtract) Change in Value of Equity Awards Vested in the Current Year that were Granted in a Prior Year ($)	Subtract Value of Equity Awards that Failed to Meet Vesting Conditions ($)	Compensation Actually Paid ($)
2025	CEO	931,888	(139,300)	196,392	194,617	1,691	-	1,185,288
	Non-CEO NEOs	510,352	(59,700)	84,168	68,402	590	-	603,812
2024	CEO	831,346	(159,993)	192,897	48,759	(1,658)	-	911,351
	Non-CEO NEOs	440,658	(63,417)	74,670	15,671	(416)	-	467,166
2023	CEO	1,036,734	(135,928)	142,310	64,049	10,863	-	1,118,028
	Non-CEO NEOs	557,714	(80,374)	84,147	36,898	7,326	-	605,711

Proposal 2

Approval of a Non-binding Advisory Proposal on the
Compensation of our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to obtain a non-binding advisory vote from our shareholders on the compensation of our named executive officers, as disclosed in this Proxy Statement. This proposal is commonly known as a “Say on Pay” proposal. We are providing our shareholders at the annual meeting with the opportunity to cast a non-binding advisory vote on the compensation of the Company’s named executive officers contained in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the Proxy Statement. Our Board is asking the shareholders to indicate their support for the compensation of our named executive officers as described in the Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

RESOLVED, that the holders of the Company’s common stock approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in this proxy statement in the tabular compensation tables and the related footnotes and narrative.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and our Board, and accordingly, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions for named executives.

At our 2023 Annual Meeting of Shareholders, we conducted a non-binding shareholder advisory vote on the compensation of our named executive officers. Our shareholders approved the say-on-pay proposal with 7,842,207 votes for, or 92.32% of the shares represented and voted at the meeting, 141,661 votes against, and 510,924 abstentions.

The Company seeks to provide compensation to its named executive officers that align their interests with those of our shareholders and motivate the named executive officers to focus on the strategic goals that will produce outstanding Company financial performance. An additional part of the Company’s compensation philosophy is that a significant portion of a named executive officer’s compensation should be at risk and tied to performance.

Approval of the non-binding advisory proposal on the compensation of the Company’s named executive officers will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

Your Board of Directors Recommends a vote “FOR” this Non-Binding
Advisory Proposal on the Compensation of our Named Executive Officers.

Proposal 3
Ratification of the Appointment of the Company’s Independent
Registered Public Accounting Firm

At the Annual Meeting a vote will be taken on a proposal to ratify the appointment of Baker Tilly US LLP by the Audit Committee of the Board of Directors to act as the independent registered public accounting firm of the Bank and the Company for the fiscal year ending December 31, 2026. Although the appointment of independent public accountants is not required to be approved by shareholders, the Audit Committee believes shareholders should participate in such selection through ratification.

It is anticipated that a representative of Baker Tilly US LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

Your Board of Directors Recommends a vote “FOR” Ratification of the

Appointment of Baker Tilly US LLP by the Audit Committee of the

Board of Directors as the Bank’s and the Company’s Independent Registered

Public Accounting Firm for the Fiscal Year Ending December 31, 2026.

Transactions with Related Persons

Certain directors and executive officers of the Bank and the Company and corporations and other organizations associated with them and members of their immediate families were customers of and engaged in banking transactions, including loans, with the Bank in the ordinary course of business in 2025. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans did not involve more than the normal risk of collectability or present other unfavorable features.

Insider Lending policy

The Board of Directors of the Company has a written insider lending policy that covers all officers, directors and “control persons” who have substantial share ownership or other control over election of directors.  Loans to insiders must be on terms that are substantially the same as those made to non-insiders, as demonstrated by the submission to the loan officer of at least three non-insider loans that are comparable, including with respect to interest rates and collateral. Extensions of credit to insiders must be approved by the Board of Directors and be recommended by the Bank’s Management Loan Committee and Directors Loan Committee. Insider loans are also subject to maximum percentage and dollar limits.  The Board of Directors has not adopted a related party transactions policy with regard to transactions other than loans.  Company personnel are expected under the Company’s code of ethics to make immediate disclosure of situations that might create a conflict of interest, or the perception of a conflict of interest, which includes transactions involving entities with which such personnel are associated.  The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Such transactions, after full disclosure of the material terms to the Board, must be approved by the members of the Board who are not parties to the specific transaction to determine that they are just and reasonable to the Company at the time of such approval, with those members of the Board (if any) who have an interest in the transaction abstaining. Such procedures are consistent with the terms of California corporate law.

Securities Trading Guidelines

The Company’s Code of Conduct, which applies to all employees, officers and directors, prohibits speculative trading, including short sales (a purchase and sale within 6 months) and trading in puts, calls and other options, with respect to the Company’s securities. The Company’s Code of Conduct includes provisions that govern the purchase, sale and other dispositions of our securities by directors, officers, and employees. We believe that the insider trading policies and procedures set forth in our Code of Conduct are reasonably designed to promote compliance with insider trading laws, rules and regulations. The Company's Code of Conduct is filed as Exhibit 14.1 to the Company’s Annual Report on Form 10-K.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, as administered by the SEC, requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Executive officers, directors and greater than ten percent shareholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of such reports, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its executive officers and directors during the last fiscal year were filed on a timely basis.

Information Available to Shareholders

A copy of First Northern Community Bancorp’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2025, as filed with the Securities and Exchange Commission, is included with this mailing. additional copies will be furnished without charge to Shareholders upon written request to: Devon Camara-Soucy, Director of Administration & Shareholder Relations, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING:

THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT:

WWW.THATSMYBANK.COM

First Northern Community Bancorp is required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934 and rules thereunder. Copies of the public portions of reports to the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549. Certain information is available electronically at the SEC’s internet web site at www.sec.gov. You can also obtain a copy of the Company’s Annual Report on Form 10-K, this Proxy Statement and other periodic filings with the SEC through our website at www.thatsmybank.com. The link to the Company’s SEC filings is on the Investor Relations page of the Company’s website. No information contained on our website is incorporated by reference into this Proxy Statement.

Shareholder Proposals

Under the rules of the SEC, if a shareholder wants to include a proposal in the Company’s proxy statement and form of proxy for presentation at the 2027 annual meeting of shareholders, the proposal must be received by the Company at its principal executive offices by December 19, 2026.

Under the Company’s Bylaws, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.

Nomination of directors must be made by notification in writing delivered or mailed to the President of the Company at the Company’s principal executive offices not less than 30 days or more than 60 days prior to any meeting of shareholders called for the election of directors and must contain certain information about the director nominee. The Company’s annual meeting of shareholders is generally held in April or May. If the Company’s 2027 annual meeting of shareholders that is due to be held May 18, 2027, is held on schedule, the Company must receive notice of any nomination no earlier than March 19, 2027, and no later than April 18, 2027. The Chairman of the meeting may disregard the nomination of any person not made in compliance with the foregoing procedures.

Notice of any business item proposed to be brought before an annual meeting by a shareholder must be received by the Secretary of the Company not less than 70 days or more than 90 days prior to the first anniversary of the preceding year’s annual meeting, unless the date of the 2027 annual meeting is advanced by more than 20 days or delayed by more than 70 days in which case notice must be received not more than 90 days and not less than the later of 70 days prior to the meeting or 10 days after the public announcement of the meeting date. Assuming no such advance or delay, the Company must receive notice of any proposed business item no earlier than February 18, 2027, and no later than March 10, 2027. If the Company does not receive timely notice, the Company’s Bylaws preclude consideration of the business item at the annual meeting. With respect to notice of a proposed item of business, the Bylaws provide that the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and certain information regarding the shareholder giving the notice.

A copy of the Company’s Bylaws may be obtained upon written request to the Secretary of the Company at the Company’s principal executive offices.

Other Matters

The management of the Company is not aware of any other matters to be presented for consideration at the Annual Meeting or any adjournments or postponements thereof. If any other matters should properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best business judgment, pursuant to the discretionary authority granted therein.

By Order of the Board of Directors Jeremiah Z. Smith President and Chief Executive Officer

First Northern Bank
Operations Center
North First Street
Beacon
Gas
Station
Parking
210 Stratford Avenue
HWY 113 SOUTH
Sacramento →
Davis →
← Fairfield
← Vacaville
Stratford Avenue
INTERSTATE 80
Pitt School Road
City of Dixon
North First Street
West A Street

Operations Center Map

FIRST NORTHERN COMMUNITY BANCORP

Revocable Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders of First Northern Community Bancorp to be held on May 19, 2026

The undersigned hereby appoint(s) Jeremiah Z. Smith and Kevin Spink, and either of them, each with full power of substitution, as Proxyholders for the undersigned, to attend the Annual Meeting of the Shareholders of First Northern Community Bancorp to be held at the First Northern Bank Operations Center, 210 Stratford Avenue, Dixon, California, at 5:30 p.m. on May 19, 2026, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN ITEM (1) AND "FOR" THE PROPOSALS IN ITEMS 2 AND 3 BELOW:

(1) To elect the following eleven (11) persons to the Board of Directors to serve until the 2027 Annual Meeting of Shareholders, until their successors are duly elected and qualified, or until an individual director has reached the mandatory retirement age of 75 years (or, if approved by the Board, at the adjournment of the first Board meeting following his or her 75th birthday):

Richard Bedoya	Gregory DuPratt	Sean P. Quinn	Jeremiah Z. Smith
Patrick R. Brady	Barbara A. Hayes	Mark C. Schulze	Louise A. Walker
John M. Carbahal	Richard M. Martinez	Jean-Luc Servat	

☐ VOTE FOR ALL NOMINEES LISTED ABOVE, except for the nominees **circled**, if any ☐ VOTE WITHHELD

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted for all of the nominees listed under Item 1, in the manner described in the Proxy Statement dated April 8, 2026, in favor of Items 2 and 3, and with respect to any other business properly brought before the Annual Meeting or any adjournment or postponement, in accordance with the discretion of the Proxyholders. This Proxy confers on the Proxyholders the power of cumulative voting as described in such Proxy Statement.

This Proxy revokes all prior Proxies given by the undersigned. This Proxy may be revoked prior to its exercise by either written notice or personally at the meeting or by a subsequently dated Proxy.

Please sign exactly as your name appears below. This section must be completed for your instructions to be executed. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer, stating the officer's title. If a partnership, please sign in partnership name by an authorized person.

Dated: ____________________, 2026 Signed ______________________________________

Dated: ____________________, 2026 Signed ______________________________________

Please sign exactly as shown below and give your full title, if applicable

☐ I/We expect to attend the **meeting and reception**. ☐ I/We expect to attend the meeting **ONLY**.

Number expected to attend: ______________

Please indicate how you would like your nametag(s) to read:

	Please Type or Print	

PLEASE PROMPTLY COMPLETE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

Name on account and number of shares as of March 31, 2026

Number of shares: (as of March 31, 2026)